Exhibit 99.1

Inventure Foods Announces Changes to Board of Directors

Company Remains Committed to Ongoing Strategic and Financial Review to Increase Shareholder Value

PHOENIX, January 17, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, announced Mr. David L. Meyers, a member of its Board of Directors will step down from the Board, effective today, to fulfill his full-time commitment as the newly-appointed Interim Chief Executive Officer and Chief Operating Officer of Del Monte Foods, Inc. (“Del Monte”).  Mr. Meyers’ agreement with Del Monte provides that he must devote his full time and attention to his new positions and will not serve on the board of any other company.  Mr. Meyers joined the Inventure Foods Board in May 2013 and serves as the Chairman of the Board and member of the Compensation Committee of the Board.

Mr. Timothy A. Cole has been appointed by the Board as Interim Chairman to fill the vacancy created by Mr. Meyers’ departure.  Mr. Cole has served as a member of the Board since May 2014 and currently serves as a member of the Board’s Compensation Committee.

Terry McDaniel, Chief Executive Officer of the Company, commented, “On behalf of the Board and management, I would like to congratulate Dave on his new assignment and thank him for his commitment, contributions and leadership on our Board over the last several years.  I would also like to welcome Tim to his new Board role and look forward to continuing work with him going forward.”

In addition, Inventure Foods remains committed to its ongoing strategic and financial review with the objective to increase shareholder value as previously announced on July 27, 2016.  This review continues to explore the pursuit of value-enhancing initiatives including capital structure optimization, a sale of the Company, a sale of certain assets of the Company or other business combination. There can be no assurance that this strategic and financial review will result in any specific action, or any assurance as to its outcome or timing. The Company does not intend to comment further regarding the strategic and financial review until the Board of Directors approves a specific action or concludes its review.

“The Board of Directors remains committed to increasing shareholder value through our ongoing comprehensive strategic and financial review of the business,” said Timothy A. Cole, Interim Chairman of Inventure Foods.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™, Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to improve its operational and financial performance, execute its strategic initiatives and pursue value-enhancing initiatives.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

Contact
Katie Turner, ICR (646) 277-1200